Exhibit 10.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

IN RE ESCALA GROUP, INC. SECURITIES LITIGATION	Master File No. 06 Civ. 3518 (AKH)
This Document Relates To: ALL ACTIONS

AGREEMENT

1.
This Agreement is dated as of May 30, 2008, and is entered into by and between the Virginia Retirement System (“VRS” or “Lead Plaintiff”) and Defendants Escala Group, Inc. (“Escala” or the “Company”), Greg Manning, Larry Crawford, Jose Miguel Herrero, Esteban Perez, Greg Roberts, Juan Antonio Cano and Amper, Politziner & Mattia P.C. (“Amper”) (collectively, the “Defendants”) and Scott S. Rosenblum, Mark Segall, James Davin and Anthony Biongiovanni, each by and through his, their, or its undersigned attorneys.

2.
The parties hereto are prepared to execute, by and through their counsel, and thereby become bound by the terms of the Stipulation of Settlement in this Action, attached as Exhibit A hereto, once the exhibits to which are finalized.  Afinsa and Auctentia, through their duly authorized foreign representatives, however, have not yet approved the execution of the Stipulation of Settlement on their behalf.  The parties hereto agree that once the exhibits to the Stipulation of Settlement are finalized and agreed-to, and once Afinsa and Auctentia, by and through counsel for Afinsa’s and Auctentia’s duly authorized foreign representatives, execute the Stipulation of Settlement, that each of them, by and through their counsel, also will promptly execute the Stipulation of Settlement.

3.
If the Stipulation of Settlement is not executed on or before April 15, 2008 by counsel for all of the parties appearing in the signature pages of the Stipulation of Settlement, then on April 16, 2008, simple interest in the amount of 5 percent per annum will begin to accrue on the $10 million cash component of the Settlement Amount described in the Stipulation of Settlement.  No interest will accrue if either (i) the Stipulation of Settlement is fully executed on or before April 15, 2008, or (ii) counsel for VRS is the sole counsel not to have executed the Stipulation of Settlement on or before April 15, 2008.  Interest will cease to accrue on the first day after April 15, 2008 either (i) the Stipulation of Settlement is fully executed or (ii) counsel for VRS is the sole counsel not to have executed the Stipulation of Settlement, provided counsel for VRS is given reasonable notice that the Stipulation of Settlement is ready for signing.

4.	No interest shall accrue for the date on which the Stipulation of Settlement is signed and signed pages are transmitted to counsel for VRS.

5.
Accrued interest on the $10 million cash component of the Settlement Amount, if any, shall be paid or caused to be paid solely by Escala at the same time that the cash component of the Settlement Amount is paid into the Escrow Account pursuant to the terms of the Stipulation of Settlement.  Neither Amper nor its insurer(s) shall be responsible to pay any interest that accrues under this Agreement.

6.
If either (a) the Effective Date does not occur, (b) the Stipulation of Settlement is canceled or terminated pursuant to its terms, or (c) the Stipulation of Settlement does not become final for any reason, then any accrued interest paid by or caused to be paid by Escala shall be refunded to it by the Escrow Agent consistent with Section X of the Stipulation of Settlement.

7.
Any of Lead Plaintiff’s counsel, Escala’s counsel or Amper’s counsel shall have the right, any time after July 15, 2008, to terminate this Agreement upon written notice to counsel for all parties hereto if the Stipulation of Settlement has not been executed consistent with this Agreement on or before July 15, 2008.  If this Agreement is terminated pursuant to this paragraph 7, then no accrued interest shall be payable.

8.
Because the Settlement of the Action is expressly conditioned upon settlement in the Derivative Action becoming Final, all parties hereto, except for VRS and Cano (neither of whom is a party in the Derivative Action) agree that they, by and through their counsel, will promptly after the execution of this Agreement execute the Stipulation of Settlement in the Derivative Action, provided that it is agreed to in substantially the form set forth in the Stipulation of Settlement attached as Exhibit B hereto and that the parties also reach an agreement on the exhibits to the Stipulation of Settlement in the Derivative Action, which still must be finalized.

9.	All capitalized terms in this Agreement shall have the same meanings as set forth in the Stipulation of Settlement in this action.

10.	This Agreement may be amended or modified only by a written instrument signed by counsel for all parties to this Agreement or their successors in interest.

11.	This Agreement may be executed in one or more original, photocopied or facsimile counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument.

12.
This Agreement shall be binding upon, and inure to the benefit of the successors, assigns, executors, administrators, affiliates (including parent companies), heirs and legal representatives of the parties hereto.  No assignment shall relieve any party hereto of obligations hereunder.

13.
All terms of this Agreement shall be governed and interpreted according to the laws of the State of New York without regard to its rules of conflicts of law and in accordance with the laws of the United States.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound May 30, 2008.

KAPLAN FOX & KILSHEIMER LLP

By:  /s/Robert N. Kaplan

Robert N. Kaplan
Donald R. Hall
Jeffrey P. Campisi
850 Third Avenue, 14th Floor
New York, NY 10022
Tel:           (212) 687-1980
Fax:           (212) 687-7714

Lead Counsel for Lead Plaintiff the Virginia Retirement System

KRAMER LEVIN NAFTALIS & FRANKEL LLP By: /s/ Arthur H. Aufses III Arthur H. Aufses III 1177 Avenue of the Americas New York, NY 10036 Tel: (212) 715-9100 Attorneys for Defendant Escala Group, Inc.

LOVELLS LLP

By: /s/ Scott W. Reynolds

Scott W. Reynolds
590 Madison Avenue
New York, New York 10022
Tel: (212) 909-0600

Attorneys for Defendants Larry Crawford, Esteban Perez, Jose Miguel Herrero, Greg Roberts, Scott S. Rosenblum, Mark Segall, James Davin and Anthony Bongiovanni

GOODWIN PROCTER LLP By: /s/ Stephen D. Poss Stephen D. Poss Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000 Attorneys for Defendant Amper, Politziner & Mattia, P.C.

BRESSLER, AMERY & ROSS, PC By: /s/ Lawrence Fenster Lawrence Fenster 17 State Street New York, New York 10004 Tel: 212-425-9300 Attorneys for Defendant Juan Antonio Cano
HOFFMAN AND POLLOK LLP By: /s/ William A. Rome William A. Rome 260 Madison Avenue, 22nd Floor New York, NY 10016 Tel: (212) 679-2900 Attorneys for Defendant Greg Manning

Exhibit A

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

IN RE ESCALA GROUP, INC. SECURITIES LITIGATION	Master File No. 06 Civ. 3518 (AKH)
This Document Relates To: ALL ACTIONS

STIPULATION OF SETTLEMENT

This Stipulation of Settlement is dated as of ___ __, 2008.  Subject to the approval of the Court, it is entered into by and between the Virginia Retirement System (“VRS” or “Lead Plaintiff”), and the other members of the Settlement Class (as defined herein), and Defendants Escala Group, Inc. (“Escala” or the “Company”), Greg Manning (“Manning”), Larry Crawford (“Crawford”), Jose Miguel Herrero (“Herrero”), Esteban Perez (“Perez”), Greg Roberts (“Roberts”), Juan Antonio Cano (“Cano”) and Amper, Politziner & Mattia P.C. (“Amper”) (collectively, the “Defendants”) as well as additional former defendants Afinsa Bienes Tangibles S.A. ("Afinsa"), Auctentia S.L. ("Auctentia"), Anthony Bongiovanni, Scott S. Rosenblum, James Davin, and Mark Segall (together, the "Additional Named Parties") each by and through his, their, or its undersigned attorneys.  This Stipulation is intended by the parties hereto to fully, finally and forever resolve, discharge, release and settle the Released Claims, the Released Parties Claims and the Released Co-Defendant Claims, upon and subject to the terms and conditions hereof.

RECITALS

WHEREAS, the following cases were commenced in the United States District Court for the Southern District of New York, on or after May 9, 2006:

	Case	Civil No.	Date Filed
1.	Barend Cohen, v. Escala Group, Inc., et al.	06-3518 (AKH)	5/9/2006
2.	Wendy M. Schulman Kalman, v. Escala Group, Inc., et al.	06-3644 (AKH)	5/12/2006
3.	Henri Roman, v. Escala Group, Inc., et al.	06-3699 (AKH)	5/15/2006
4.	Frank Do, v. Escala Group, Inc., et al.	06-3740 (AKH)	5/16/2006
5.	Elvira Everette, v. Escala Group, Inc., et al.	06-3929 (AKH)	5/23/2006
6.	Trustee Abe E. Miller, for the Abe E. Miller and Inez V. Miller Living Trust, v. Escala Group, Inc., et al.	06-4324 (AKH)	6/8/2006
7.	Spring Partners v. Manning et al.	06-3980 (AKH)	5/24/2006
8.	Hammer et al v. Escala Group, Inc. et al.	06-4049 (AKH)	5/26/2006
9.	Trustee Abe E. Miller, for the Abe E. Miller and Inez V. Miller Living Trust, v. Escala Group, Inc., et al.	06-4324 (AKH)	6/8/2006
10.	Eddy Lovaglio, v. Escala Group, Inc., et al.	06-4681 (AKH)	6/19/2006
11.	Shapiro et al v. Escala Group, Inc., et al.	06-4919 (RCC)	6/23/2006

WHEREAS, on July 10, 2006, VRS and certain other parties moved pursuant to the Private Securities Litigation Reform Act of 1995 (“PSLRA”) to: 1) consolidate the cases; 2) appoint Lead Plaintiff; and 3) appoint lead counsel.

WHEREAS, by an Order dated August 31, 2006, the above-captioned cases were consolidated for all purposes under the caption In re Escala Group, Inc. Securities Litigation, Case No. 06 Civ. 3518 (AKH), and the Court appointed VRS as Lead Plaintiff, and appointed the law firm of Kaplan Fox & Kilsheimer LLP (“Kaplan Fox”) as Lead Counsel.

WHEREAS, on October 13, 2006, Plaintiffs filed a Consolidated Amended Class Action Complaint (the “CAC”) alleging violations of the federal securities laws, specifically, violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), and Rule 10b-5 promulgated thereunder.  The CAC was brought on behalf of a purported class of all persons (with certain exceptions) who purchased the publicly traded common stock of Escala during the period from September 5, 2003 through May 8, 2006.  The CAC purported to assert claims against Defendants, as well as the Additional Named Parties.

WHEREAS, on December 18, 2006, certain of the Defendants and certain of the Additional Named Parties moved, pursuant to Rules 9(b) and 12(b)(6) of the Federal Rules of Civil Procedure and the PSRLA, to dismiss the CAC.

WHEREAS, the Court held oral argument on the motions to dismiss on April 17, 2007 and, on April 20, 2007, issued an Opinion and Order granting in part and denying in part the motions to dismiss and granting Lead Plaintiff leave to file an amended complaint.

WHEREAS, on June 1, 2007, Lead Plaintiff filed a Second Consolidated Amended Class Action Complaint (the “Complaint”) that amended the allegations concerning Crawford, Roberts, Herrero, Perez and Cano and, on or about July 5, 2007, each of these Defendants moved to dismiss the Complaint.

WHEREAS, the Court held oral argument on September 25, 2007 concerning the motions to dismiss of Crawford, Roberts, Herrero, Perez and Cano and, on October 2, 2007, denied such motions.

WHEREAS, on October 30, 2007, Plaintiffs moved the Court to certify a class and appoint VRS as Class Representative and Kaplan Fox as Counsel to the class.

WHEREAS, Afinsa and Auctentia had been, but are not currently defendants in this Action because the United States Bankruptcy Court for Southern District of New York entered separate orders granting recognition of Afinsa’s and Auctentia’s respective insolvency proceedings in Spain, and, among other things, enjoined continuation of this litigation against Afinsa and Auctentia.

WHEREAS, Lead Plaintiff, through its counsel, transmitted a Summons and the Complaint to the central authority in Spain for service of process on Defendants Albertino de Figueiredo (“A. Figueiredo”), Carlos de Figueiredo (“C. Figueiredo”), and Emilio Ballester (“Ballester”), through the Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters, and was informed that the central authority in Spain served Ballester.

WHEREAS, A. Figueiredo, C. Figueiredo, and Ballester, have not appeared in this litigation.

WHEREAS, following arms-length negotiations for many months with the assistance of an experienced mediator, Lead Plaintiff and the Defendants have agreed to a settlement (the “Settlement”) of the Action;

WHEREAS, Lead Counsel, on behalf of Lead Plaintiff, has conducted an investigation relating to the claims and the underlying events and transactions alleged in the Complaint, has engaged in discovery, including the review of hundreds of thousands of pages of documents, and filed a motion to certify a class of Escala investors.  Lead Counsel and Lead Plaintiff recognize the expense, risks and uncertain outcome of any litigation and subsequent appeals, especially for a complex action such as this with its inherent difficulties and delays.  Lead Plaintiff, on behalf of itself and all other members of the Settlement Class (collectively, “Plaintiffs”), desires to settle their claims against the Defendants in this Action on the terms and conditions set forth in this Stipulation.  Furthermore, Lead Plaintiff and Lead Counsel deem said Settlement to be fair, reasonable, adequate and in the best interests of the members of the Settlement Class; have agreed that the Released Parties should be released from the Released Claims pursuant to the terms and provisions of this Stipulation; and have agreed to the dismissal of the Action with prejudice, after considering the substantial benefits that the Lead Plaintiff and all members of the Settlement Class will receive from the settlement of the Action; and

WHEREAS, the Defendants, while continuing to deny all allegations of wrongdoing or liability whatsoever arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Action, also recognize the expense, risks and uncertain outcome of any litigation, especially a complex action such as this, and the Defendants desire to settle the claims against them so as to avoid lengthy, distracting and time-consuming litigation and the burden, inconvenience and expense connected therewith, without in any way acknowledging any fault or liability, such that this Stipulation and all related documents are not, and shall not in any event be construed or deemed to be evidence of or an admission or concession on the part of the Defendants with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted, of or by any of them or of any other person.

NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED TO AND AGREED, between Lead Plaintiff, the Defendants and the Additional Named Parties, by and through their respective attorneys or counsel of record, that this Action and the Released Claims as against the Released Parties shall be settled, compromised, and dismissed with prejudice, subject to the approval of the Court, in the manner and upon the terms and conditions hereafter set forth:

I. CERTAIN DEFINITIONS

A. To the extent not otherwise defined herein, as used in this Stipulation, the following terms have the meanings specified below:

1. “Action” means the consolidated securities class action pending in this Court under the caption In re Escala Group, Inc. Securities Litigation, Master File No. 06 Civ. 3518 (AKH), including, without limitation, all cases consolidated under that caption.

2. “Amper-Related Parties” means Amper, along with its present, former and future employees, insurers, officers, directors, partners, attorneys, legal representatives and agents; any person or entity which is or was related to or affiliated with Amper; and the immediate family members, heirs, executors, administrators, present, former and future parents, subsidiaries, divisions, affiliates, predecessors, successors, employees, officers, directors, partners, attorneys, assigns, and agents of all of the foregoing.

3. “Authorized Claimant” means a member of the Settlement Class who submits a timely and valid Proof of Claim and Release form to the Settlement Administrator and whose proof of claim is not rejected.  Only those members of the Settlement Class filing valid and timely Proofs of Claim and Releases shall be entitled to receive any distributions from the Net Settlement Fund.

4. “Court” means the United States District Court for the Southern District of New York.

5. “Derivative Action” means the case pending in this Court under the caption In re Escala Group, Inc. Derivative Litigation, Master File No. 06 Civ. 03902 (AKH), and any other derivative action filed in any other state or federal court against any of the Released Parties relating, in whole or in part, to the allegations set forth in the Action.

6. “Effective Date” means the date that is five business days after the date on which all of the conditions to the Settlement, set forth in Section X(A), are satisfied.

7. “Escala-Related Parties” means Escala, Greg Manning, Larry Crawford, Jose Miguel Herrero, Esteban Perez, Greg Roberts, Juan Antonio Cano, and each of the Additional Named Parties, along with each of their present, former and future employees, insurers, officers, directors, partners, attorneys, legal representatives, trustees and agents; any person or entity which is or was related to or affiliated with Escala, Afinsa or Auctentia; and the immediate family members, heirs, executors, administrators, present, former and future parents, subsidiaries, divisions, affiliates, predecessors, successors, employees, officers, directors, partners, attorneys, assigns, and agents of all of the foregoing.

8. “Escrow Account” means the interest-bearing account created pursuant to Section II.

9. “Execution Date” means the date that this Stipulation has been signed by all the signatories hereto through their counsel.

10. “Escrow Agent” means Lead Counsel or its designees.  The Escrow Agent shall perform the duties as set forth in this Stipulation.

11. “Final” means, with respect to any judgment or order, including but not limited to the Final Judgment, that such judgment or order represents a final and binding determination of all issues within its scope and is not subject to further review on appeal or otherwise.  Without limitation, a judgment or order becomes “Final” when:  (a) the time within which to seek review, alteration, amendment or appeal of such judgment or order, including (if applicable) any three (3) day period for service by mail under Federal Rule of Civil Procedure 6(a) and (e) or any such service period applicable to an action in state court, has expired without any review, alteration, amendment or appeal having been sought or taken; or (b) if an appeal, petition for writ of certiorari,  motion or other application for review, alteration or amendment is filed, sought or taken, the date as of which such appeal, petition, motion or other application shall have been finally determined in such a manner as to affirm the Court’s original order in its entirety and the time, if any, for seeking further review has expired.

12. “Final Settlement Approval Hearing” means the final hearing to be held by the Court to determine whether the proposed Settlement should be approved as fair, reasonable and adequate; whether all Released Claims should be dismissed with prejudice; whether an order approving the Settlement should be entered thereon; whether the allocation of the Settlement Fund should be approved; and whether and in what amounts to award attorneys' fees and expenses to Lead Counsel and reimbursement to Lead Plaintiff.

13. “Gross Settlement Fund” means the Settlement Amount plus all interest earned thereon.

14. “Judgment” or “Final Judgment” means the judgment to be entered by the Court, substantially in the form of Exhibit B hereto.

15. “Lead Counsel” means the law firm of Kaplan Fox & Kilsheimer LLP.

16. “Lead Plaintiff” means the Virginia Retirement System.

17. “Escala” means Escala Group, Inc.

18. “Escala Common Stock” means any common stock of Escala outstanding during the Settlement Class Period, irrespective of the date of issue.

19. “Net Settlement Fund” means the Gross Settlement Fund, less: (i) attorneys' fees and expenses; (ii) taxes and tax expenses; (iii) Notice and Administration Expenses and (iv) reimbursement awards to Lead Plaintiff, if any.

20. “Notice and Administration Account” means the interest-bearing account to be established and maintained by the Settlement Administrator from the Gross Settlement Fund.  The Notice and Administration Account may be drawn upon by the Settlement Administrator for Notice and Administration Expenses without prior approval of the Court.

21. “Notice and Administration Expenses” means all expenses incurred (whether or not paid) in connection with the settlement administration, and shall include, among other things, the cost of publishing summary notice in the national edition of The Wall Street Journal or other national news service, printing and mailing the notice and Proof of Claim and Release, as directed by the Court, and the cost of processing proofs of claim and distributing the Net Settlement Fund to Settlement Class Members who timely submit a valid Proof of Claim and Release.

22. “Parties” means the Lead Plaintiff, the Settlement Class Members, and the Defendants.  The “parties hereto” means all those Persons whose counsel have signed this stipulation on their behalf.

23.  “Person” means any individual, corporation, partnership, association, affiliate, joint stock company, trust, estate, unincorporated association, government and any political subdivision thereof, and any other type of legal or political entity.

24. “Plan of Allocation” means the plan or formula of allocation of the Net Settlement Fund, to be approved by the Court, which plan or formula shall govern the distribution of the Net Settlement Fund to Authorized Claimants.  The Plan of Allocation is not a part of this Stipulation, the Defendants shall have no responsibility or liability with respect thereto, and any order or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel this Stipulation or affect the finality of the Final Judgment or any other orders entered by the Court pursuant to this Stipulation.

25. “Released Claims” shall mean any and all actions, suits, claims, debts, demands, rights, causes of action or liabilities of every nature and description whatsoever (including, but not limited to, claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses, or liability whatsoever), whether based in law or equity, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, matured or not matured, pursuant to federal, state, local, statutory or common law, or any other law, rule or regulation, whether foreign or domestic, including both known claims and Unknown Claims (as defined herein), whether or not concealed or hidden, (including but not limited to claims for securities fraud, negligence, gross negligence, professional negligence, breach of duty of care and/or  breach of duty of loyalty, fraud, breach of fiduciary duty, aiding or abetting a breach of fiduciary duty, breach of contract, unjust enrichment, or violations of any statutes, rules, duties or regulations), that have been or could have been or could in the future be asserted in any forum by Lead Plaintiff, any member of the Settlement Class, or their successors, assigns, executors, administrators, representatives, attorneys, agents, affiliates, and partners, and any Persons they represent or any of them, whether brought directly or indirectly against any of the Released Parties, which arise out of, are based on, or relate in any way, directly or indirectly, to any of the allegations, acts, transactions, facts, events, matters, occurrences, representations or omissions involved, set forth, alleged or referred to, in the Action, or which could have been alleged in the Action based upon the facts alleged in the CAC or the Complaint, and which arise out of, are based upon, or relate in any way, directly or indirectly, to the purchase, sale, or voting of any Escala common stock by any Settlement Class member during the Settlement Class Period.

26. “Released Co-Defendant Claims” means any and all actions, suits, claims, debts, demands, rights, causes of action or liabilities of every nature and description whatsoever (including, but not limited to, claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses, or liability whatsoever), whether based in law or equity, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, matured or not matured, pursuant to federal, state, local, statutory or common law, or any other law, rule or regulation, whether foreign or domestic, including both known claims and Unknown Claims, whether or not concealed or hidden, that have been or could have been or could in the future be asserted in any forum against any of the Amper-Related Parties by any of the Escala-Related Parties, or by any of the Amper-Related Parties against any Escala-Related Party, whether brought directly, indirectly or derivatively, which arise out of, are based on, or relate in any way, directly or indirectly, in whole or in part, to any of the allegations, acts, transactions, facts, events, matters, occurrences, disclosures, statements, failure to disclose or failure to act involved, set forth, alleged or referred to, in the Action or the Derivative Action, or which could have been alleged based upon the facts alleged in the Action, or the Derivative Action or in any other securities class action or derivative action filed in any other state or federal court, or in any way relate to, arise out of or are based on any audit or other work performed by Amper for, on behalf of or concerning Escala or any of the Escala-Related Parties.

27. “Released Parties” means Defendants, the Additional Named Parties and each of their immediate family members, heirs, executors, administrators, successors, and assigns; Defendants’ and the Additional Named Parties’ present, former and future employees, insurers, officers, directors, partners, attorneys, legal representatives and agents; any person or entity which is or was related to or affiliated with any Defendant or Additional Named Party, or in which any Defendant or Additional Named Party has or had a controlling interest; and the present, former and future parents, subsidiaries, divisions, affiliates, predecessors, successors, employees, officers, directors, partners, attorneys, assigns, and agents of all of the foregoing.

28. “Released Parties Claims” means any and all claims, rights, or causes of action or liabilities whatsoever, whether based in federal, state, local, statutory or common law or any other law, rule or regulation, including both known claims and Unknown Claims, that have been or could have been asserted in the Action or any forum by the Defendants or any of them or the successors and assigns of any of them, or any Released Parties against the Lead Plaintiff, Settlement Class Members or their attorneys, which arise out of or relate in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement).

29. “Settlement Administrator” means Complete Claims Solutions, LLC.

30. “Settlement Amount” means (a) $10,000,000 (Ten Million Dollars) in cash and (b) 4 million shares of common stock with a value of at least $8,000,000 (Eight Million Dollars) that Escala shall issue in accordance with the provisions set forth in Section II.

31. “Settlement Class” or “Settlement Class Members” means, for purposes of this Settlement only, all persons or entities who, during the Settlement Class Period, purchased or otherwise acquired publicly-traded common stock issued by Escala.  Excluded from the definition of “Settlement Class” and “Settlement Class Members” are (a) Defendants; any Additional Named Parties; any parent or subsidiary, present or former director, officer, subsidiary, or affiliate of Escala, including without limitation, Afinsa and Auctentia; any entity in which any excluded person has a controlling interest; and their legal representatives, heirs, successors and assigns, and (b) any putative members of the Settlement Class who timely and validly exclude themselves from the Settlement Class in accordance with the requirements set forth in the Mailed Notice and Rule 23 of the Federal Rules of Civil Procedure.

32. “Settlement Class Period” means the period of time from September 5, 2003 through May 8, 2006, inclusive of those dates.

33.  “Settlement Fund” means the payments to be made in accordance with Section II of this Stipulation.

34. “Unknown Claims” means any and all claims, demands, rights, liabilities, and causes of action of every nature and description which Lead Plaintiff, any member of the Settlement Class or any Defendant or any of the Additional Named Parties does not know or suspect to exist in his, her or its favor at or after the Execution Date and including, without limitation, those which, if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement.

With respect to any and all Released Claims and Released Co-Defendant Claims, the parties hereto stipulate and agree that, upon the Effective Date, Lead Plaintiff, Defendants and the Additional Named Parties shall expressly waive, and each of the Settlement Class Members shall be deemed to have waived, and by operation of the Final Judgment shall have waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
DEBTOR.

Lead Plaintiff, Defendants and the Additional Named Parties and the members of the Settlement Class may hereafter discover facts in addition to or different from those that any of them now know or believe to be true with respect to the subject matter of the Released Claims, the Released Parties Claims or the Released Co-Defendant Claims but Lead Plaintiff, Defendants and the Additional Named Parties shall expressly have, and each member of the Settlement Class shall be deemed to have and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, the Released Parties Claims and the Released Co-Defendant Claims known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

Lead Plaintiff and Defendants and the Additional Named Parties acknowledge, and the members of the Settlement Class by operation of the Judgment shall be deemed to have acknowledged, that the waivers contained in this paragraph, and the inclusion of “Unknown Claims” in the definition of Released Claims, Released Parties Claims and Released Co-Defendant Claims, were separately bargained for and are key elements of the Settlement.

II. THE SETTLEMENT CONSIDERATION

A. In full settlement of the Released Claims, Escala shall pay or cause to be paid $6 million in cash, and Amper shall pay or cause to be paid $4 million in cash into a separate, interest-bearing escrow account maintained by the Escrow Agent on behalf of Lead Plaintiff and the Settlement Class.  Within five (5) business days of the Execution Date, Escala and Amper shall each pay or cause to be paid the first $100,000 of their respective payments referenced in the preceding sentence.  Escala and Amper shall make or cause to be made the balance of their respective payments, referenced in the first sentence of this paragraph, within five (5) business days after the Court’s entry of an order granting preliminary approval of the Settlement.

B. Escala will issue 4 million shares (“Shares”) of its authorized but unissued common stock, with a guaranteed value of at least $2 per share.  The Shares will be issued free of any restrictions on transfer in accordance with the exemption from registration contained in Section 3(a)(10) under the Securities Act of 1933, as amended, and will be identical in all respects to Escala’s currently outstanding common stock.

C. Until the Shares are issued in accordance with the Stipulation, the 4 million shares shall be treated identically to the existing Escala common stock and shall receive all benefits, except for voting rights, that accrue to the existing common stock (including but not limited to stock or cash dividends).  Therefore, the number of shares of common stock issuable hereunder will be adjusted if the Company: i) Declares a dividend in common stock on any class of its capital stock; ii) Issues generally to its stockholders rights, options, or warrants to purchase common stock at less than the then current market price of the common stock;

iii) Subdivides, combines or reclassifies its outstanding common stock; or iv) Distributes generally to its stockholders evidences of debt, shares of capital stock, cash or other assets.

D. It is contemplated that there will be at least two dates of distribution for both cash and securities: (i) the date of the distribution of attorneys’ fees and costs awarded by the Court to Lead Plaintiff’s counsel; and (ii) the date of the distribution to Settlement Class Members.

E. Five business days before each of the two distribution dates (“Notification Dates”), Plaintiffs’ Lead counsel shall notify Escala’s transfer agent of the number of shares of common stock to be distributed for the particular distribution to Plaintiffs’ counsel or members of the Settlement Class, and the number of shares to be distributed to each person or entity based on a total distribution for the two distributions of 4 million shares. (“Notification Shares”).

F. If the Average Closing Price per share for a particular Notification Date is less than $2 per share, Escala shall issue an additional number of Shares for that distribution so that the value of the distribution is equivalent to the number of Notification Shares times $2 per share.  As used herein, “Average Closing Price” for a valuation period shall mean, with respect to a Notification Date or Notice Date (as defined below), as the case may be, the average of the last daily sales prices of Escala common stock as reported in the Pink Sheets electronic quotation system (or , if the shares of Escala common stock are then quoted on a stock exchange, then the average closing price on such exchange) for the 10 trading days ending at the close of trading on the day immediately prior to the Notification Date or Notice Date, as the case may be.

G. If on a Notification Date, the Average Closing Price for the valuation period of Escala common stock is less than $2 per share, Escala shall have the right to “buy back” some or all of those shares in that distribution at a price equal to $2 per share.

H. If on a Notification Date, the Average Closing Price for the valuation period of Escala common stock exceeds $2 per share, Escala shall have the option, exercisable in its discretion, to “buy back” some or all of the shares in that distribution at a price equal to $4 per share, plus 50 percent of the amount by which the Average Closing Price for the Notification Date for the valuation period exceeds $4 per share. (“Buyback Price”).  For example, if the average closing price for a Notification Date is $6 per share, then Escala will have the right to “buy back” all or any portion of the shares to be issued in that distribution at a price of $5 per share.

I. In the event that the first Notification Date does not occur prior to the date (the “Six Month Date”) that is 180 days following the Execution Date, then, at any time thereafter, Escala shall have the right to “buy back” some or all of the Shares that would otherwise be issued on the Distribution Dates.  Escala may exercise this right by giving notice thereof to the plaintiffs’ Lead Counsel (the date on which the notice is given is referred to as the “Notice Date”).  The price at which Escala may buy back shares shall be as follows: (a) if the Average Closing Price for the valuation period for the Notice Date is less than $2 per share, then $2 per share, and (b) if the Average Closing Price for the valuation period for the Notice Date exceeds $2 per share, then $4 per share, plus 50 percent of the amount by which the, Average Closing Price for the Notice Date exceeds $4 per share.

J. If Escala exercises the option to buyback Shares, it shall pay via wire transfer within 5 business days of the Notification Date  or the Notice Date, as the case may be, to the Escrow Agent for Plaintiff’s Lead Counsel the cash which Escala is paying instead of issuing shares.

III. THE ESCROW ACCOUNT

A. The Escrow Account, including any interest earned thereon net of any taxes on the income thereof, shall be used to pay: (i) attorneys' fees and expenses, (ii) taxes and tax expenses, (iii) Notice and Administration Expenses and (iv) reimbursement awards to Lead Plaintiff.  The balance of the Escrow Account shall be the Net Settlement Fund and shall be distributed to the Authorized Claimants as set forth in the Plan of Allocation.  Lead Plaintiff and Settlement Class Members shall look solely to the Net Settlement Fund for payment and satisfaction of any and all Released Claims.

B. All funds held by the Escrow Agent shall be deemed in custodia legis of the Court and shall remain subject to the jurisdiction of the Court until such time as such funds shall be distributed pursuant to the Stipulation and/or further orders of the Court.  The Escrow Agent shall invest any funds exclusive of the Notice and Administration Account, in United States Government obligations with a maturity of 180 days or less, and shall collect and reinvest all interest accrued thereon.  Any funds held in the Notice and Administration Account may be held in an interest bearing bank account insured by the FDIC.

C. The Escrow Agent shall not disburse the Gross Settlement Fund except as provided in this Stipulation, by order of the Court, or with the prior written agreement of counsel for the Defendants and Lead Plaintiff’s Counsel.

D. The Escrow Agent shall be authorized to execute only such transactions as are consistent with the terms of this Stipulation and the order(s) of the Court.

E. After the Effective Date, the Defendants shall have no interest in the Gross Settlement Fund or in the Net Settlement Fund.

F. The Escrow Agent shall indemnify Escala, Amper and their insurers, and hold them harmless against, any losses arising from (a) the investment of any portion of the Settlement Fund other than in accordance with this Stipulation, or (b) the disbursement of any portion of the Gross Settlement Fund other than in accordance with this Stipulation.

IV. THE NOTICE AND ADMINISTRATION ACCOUNT

A. The Settlement Administrator shall establish and administer the Notice and Administration Account.  The Notice and Administration Account shall be established using funds in the Gross Settlement Fund (including the $200,000 referenced above) and will be used for the payment of Notice and Administration Expenses.  The Escrow Agent is authorized to transfer funds from the Gross Settlement Fund to the Notice and Administration Account for Notice and Administration Expenses.

V. PRELIMINARY APPROVAL ORDER; NOTICE ORDER; AND SETTLEMENT HEARING

A. The Parties shall submit the Stipulation together with its Exhibits to the Court, and the Lead Plaintiff shall apply for entry of an order (the “Preliminary Approval Order”) substantially in the form and content of Exhibit A attached hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and final approval of forms of notice to be mailed to all potential Settlement Class Members who can be identified with reasonable effort (the “Mailed Notice”) and to be published (the “Summary Notice”), substantially in the forms and contents of Exhibits A-1 and A-2 hereto, respectively.  The Mailed Notice shall include the general terms of the settlement set forth in the Stipulation and shall set forth the procedure by which Persons who otherwise would be Members of the Settlement Class may request to be excluded from the Settlement Class.

B. The Parties shall request that, after the Mailed Notice and Summary Notice have been mailed and published, respectively, in accordance with this Stipulation, above, the Court hold the Final Approval Settlement Hearing and finally approve the settlement of the Actions with respect to the Parties.

C. The Parties hereby stipulate to certification of the Settlement Class, pursuant to Rule 23(b)(3) of the Federal Rules of Civil Procedure, solely for purposes of this Stipulation and the Settlement set forth herein.  If this Stipulation is not approved by the Court, however, then (a) Defendants shall retain all rights to (i) object to and oppose class certification, or (ii) challenge the standing of Lead Plaintiff or any other intervening plaintiff; and (b) this Stipulation and any motion or other papers filed in support of its approval shall not be offered as evidence of any agreement, admission or concession that any class should be or remain certified in the Action or that Lead Plaintiff or any other intervening plaintiff has standing or any legal right to represent any class.

VI. FINAL JUDGMENT APPROVING THE SETTLEMENT

A. At the Final Settlement Approval Hearing, the Parties shall jointly request entry of the Final Judgment, substantially in the form attached hereto as Exhibit B.

VII. ATTORNEYS’ FEES AND EXPENSES

A.           Plaintiff’s Lead Counsel's attorneys’ fees and expenses as are awarded by the Court shall be payable from the Gross Settlement Fund three (3) business days after the later of (a) the date on which the Judgment becomes Final, and (b) the date on which an order from the Court on Lead Plaintiff’s fee and expense application becomes Final.  All such attorneys’ fees and expenses shall be paid solely from the Gross Settlement Fund, and none of the Released Parties shall be required to pay any portion of such attorneys’ fees and/or reimbursement of expenses.

B.           The failure of the Court to award the full amount of any fees and expenses requested by plaintiff’s Lead Counsel shall not affect the finality of the Judgment or the Settlement contemplated by this Stipulation.

VIII. ADMINISTRATION AND CALCULATION OF CLAIMS, FINAL AWARDS AND DISTRIBUTION OF NET SETTLEMENT FUND

A. Each Settlement Class Member wishing to participate in the Settlement shall be required to submit a Proof of Claim and Release in the form annexed hereto as Exhibit A-3, signed under penalty of perjury by the beneficial owner(s) of the stock or by someone with documented authority to sign for the beneficial owner(s), and supported by such documentation as specified in the instructions accompanying the Proof of Claim and Release.

B. All Proofs of Claim and Releases must be received within the time prescribed in the Preliminary Approval Order unless otherwise ordered by the Court.  Any Settlement Class Member who fails to submit a properly completed Proof of Claim and Release within such period as shall be authorized by the Court shall be forever barred from receiving any payments pursuant to this Stipulation or from the Net Settlement Fund, but will in all other respects be subject to the provisions of this Stipulation and the Final Judgment, including, without limitation, the release of the Released Claims and dismissal of the Action.

C. The Settlement Administrator shall administer the Settlement subject to such approvals of the Court as circumstances may require.

D. Each Proof of Claim and Release shall be submitted to the Settlement Administrator who shall determine, in accordance with this Stipulation and the Plan of Allocation to be formulated by Lead Counsel, for approval by the Court, the extent, if any, to which each claim shall be allowed, subject to appeal to the Court.

E. The Settlement Administrator shall administer and calculate the claims submitted by the members of the Settlement Class, determine the extent to which claims shall be allowed, and oversee distribution of the Net Settlement Fund subject to appeal to, and jurisdiction of, the Court.  Neither Lead Counsel, its designees or agents, Lead Plaintiff, the Defendants’ counsel, the Defendants, the Additional Named Parties or their counsel shall have any liability arising out of such determination.

F. The administrative determination of the Settlement Administrator accepting and rejecting claims shall be presented to the Court, on notice to the Defendants' counsel, for approval by the Court.

G. Following the Effective Date, the Net Settlement Fund shall be distributed to Authorized Claimants by the Settlement Administrator upon application to the Court by Lead Counsel.

H. The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with the terms of the Stipulation and a Plan of Allocation to be approved by the Court, subject to and in accordance with the following:

1. Any such Plan of Allocation is not a part of this Stipulation and it is not a condition of this Settlement that any particular Plan of Allocation be approved.  No funds from the Net Settlement Fund shall be distributed to Authorized Claimants until after the Effective Date.

2. Each Settlement Class Member who claims to be an Authorized Claimant shall be required to submit to the Settlement Administrator a completed Proof of Claim and Release signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to such Settlement Class Member.

3. Except as otherwise ordered by the Court, all Settlement Class Members who fail timely to submit a Proof of Claim and Release within such period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but shall in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Final Judgment.

4. All Persons who fall within the definition of the Settlement Class and who do not timely and validly request to be excluded from the Settlement Class in accordance with the instructions set forth in the Mailed Notice (as defined in Section V.A., above) shall be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Final Judgment with respect to all Released Claims, regardless of whether such Persons seek or obtain by any means, including, without limitation, by submitting a Proof of Claim and Release or any similar document, any distribution from the Gross Settlement Fund or the Net Settlement Fund.

I. Neither the Defendants, nor the Additional Named Parties, nor their counsel shall have any responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Gross Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the distribution of the Net Settlement Fund, or any losses incurred in connection with any such matters.

J. The Defendants and the Additional Named Parties shall have no involvement in the solicitation of, or review of Proofs of Claim and Releases, or involvement in the administration process, which will be conducted by the Settlement Administrator in accordance with this Stipulation.

K. Any change in the allocation of the Net Settlement Fund ordered by the Court shall not affect the validity or finality of this Settlement.

L. No Person shall have any claim against Lead Plaintiff or Lead Counsel, the Settlement Administrator, the Defendants, the Additional Named Parties or their respective counsel based on investments or distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation or further orders of the Court.

IX. TAX TREATMENT

A. The Parties, their counsel, the Court, and the Escrow Agent shall treat the Escrow Account as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1 for all periods on and after the date of the Court order preliminarily approving this Agreement.  The Parties, their counsel, the Court and the Escrow Agent agree to take no action inconsistent with the treatment of the Escrow Account in such manner.   In addition, the Escrow Agent, and as necessary, the Defendants, shall make the “relation back election” (as defined in Treas. Reg. § 1.468B-1(j)) back to the earliest permitted date.  Such elections shall be made in compliance with the procedures and requirements contained in such regulations.  It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties and thereafter to cause the appropriate filing to occur.  All provisions of this Agreement shall be interpreted in a manner that is consistent with the Escrow Account being a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1.

B. For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent.  The Escrow Agent shall satisfy the administrative requirements imposed by Treas. Reg. § 1.468B-2 by e.g., (i) obtaining a taxpayer identification number, (ii) timely and properly satisfying any information reporting or withholding requirements imposed on distributions from the Escrow Account, and

(iii) timely and properly filing or causing to be filed on a timely basis, all federal, state, local and foreign tax returns and other tax related statements necessary or advisable with respect to the Escrow Account (including, without limitation, all income tax returns, all informational returns, and all returns described in Treas. Reg. § 1.468B-2(1)), and timely and properly paying any taxes imposed on the Escrow Account.  Such returns and Statements (as well as the election described in this VIII.B. shall be consistent with this VIII.B. and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Escrow Account shall be paid out of the Escrow Account as provided in VIII.C. hereof.

C. All (i) taxes arising with respect to the income earned by the Escrow Account and (ii) tax expenses shall be paid out of the Escrow Account.  Further, taxes and the tax expenses shall be treated as, and considered to be, a cost of administration of the settlement and shall be timely paid by the Escrow Agent out of the Escrow Account without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to contrary) to withhold from distribution to claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be deducted or withheld under Treas. Reg. § 1.468B-2(1)(2)).  All parties and their tax attorneys and accountants shall to the extent reasonably necessary carry out the provisions of paragraphs A-C of this Section.

D. The Defendants and the Additional Named Parties shall have no responsibility to make any filings relating to the Escrow Account and will have no responsibility to pay tax on any income earned by the Escrow Account.  In the event the Stipulation is canceled or terminated, Escala and Amper shall be responsible for the payment of all taxes (including any interest or penalties), if any, on their respective portions of said income.

X. CONDITIONS OF SETTLEMENT; EFFECT OF DISAPPROVAL,CANCELLATION OR TERMINATION

A. This Stipulation shall be subject to the following conditions and, except as provided herein, shall be canceled and terminated unless:

1. The Court enters the Preliminary Approval Order, as provided in Section V;

2. Escala and Amper shall have caused to be timely transferred, or caused to be transferred, their respective shares of the cash portion of the Settlement Amount ($10,000,000), and Escala shall have transferred 4 million Escala common shares with a value of at least $2 per share, as provided in Section II or otherwise satisfied its obligations under Section II hereof;

3. The Court has approved the settlement as described herein, following notice to the Settlement Class and a Hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure, and has entered the Final Judgment, as provided in Section VI;

4. The time within which Escala or Amper may exercise its option to terminate this Stipulation in accordance with the terms of the Supplemental Agreement described in Section X(G) shall have expired without the exercise of that option;

5. The Court shall have entered the Judgment, in all material respects in the form set forth in Exhibit B attached hereto, or an order and final judgment in a form that is not in all material respects identical to Exhibit B attached hereto (an “Alternative Judgment”) and Defendants do not elect to terminate the settlement following the entry of such Alternative Judgment;

6. Counsel for all Persons listed on the signature pages of this Stipulation have executed this Stipulation;

7.          The Judgment, or any Alternative Judgment, has become Final; and

8.           Settlement in the Derivative Action has becomes Final.  The parties hereto expressly recognize that Settlement pursuant to this Stipulation is expressly conditioned upon settlement in the Derivative Action becoming Final.

B. Upon the Effective Date:

1. Lead Plaintiff and each of the members of the Settlement Class, on behalf of themselves, their heirs, executors, administrators, personal representatives, attorneys, agents, partners, successors and assigns, and any other Person claiming (now or in the future) to have acted through or on behalf of them, shall hereby be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever, released, relinquished, settled and discharged the Released Parties from the Released Claims and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any Released Claim against any of the Released Parties directly, indirectly or in any other capacity, whether or not such members of the Settlement Class execute and deliver a Proof of Claim and Release.

2. Each of the Escala-Related Parties on the one hand, and the Amper-Related Parties on the other hand, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever, released, relinquished, settled and discharged each other from the Released Co-Defendant Claims, and shall have covenanted not to sue each other with respect to all such Released Co-Defendant Claims, and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any such claims against each other either directly, indirectly, representatively, derivatively, or in any other capacity.  Escala, Greg Manning, Larry Crawford, José Miguel Herrero, Esteban Pérez, Greg Roberts, Juan Antonio Cano, and each of the Additional Named Parties and Amper each represent and warrant that they have not assigned, transferred or otherwise granted any interest in any Released Co-Defendant Claim to any other Person.

3. The Released Parties, on behalf of themselves, their heirs, executors, administrators, personal representatives, attorneys, agents, partners, successors and assigns, and any other Person claiming (now or in the future) to have acted through or on behalf of them, shall hereby be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever, released, relinquished, settled and discharged the Lead Plaintiff, the members of the Settlement Class and their attorneys from the Released Parties Claims and shall be permanently barred and enjoined from instituting, commencing, or prosecuting any Released Parties Claim against any of them directly, indirectly or in any other capacity.

C. If all of the conditions specified in paragraph A of this Section are not met, then the Stipulation shall be canceled and terminated, unless Lead Counsel and the Defendants' Counsel mutually agree in writing to proceed with the Settlement.

D. If either (a) the Effective Date does not occur, (b) this Stipulation is canceled or terminated pursuant to its terms, or (c) the Stipulation does not become final for any reason, then the Gross Settlement Fund and all interest earned on the Gross Settlement Fund while held in escrow (less Notice and Administration Expenses paid or incurred), plus any amount then remaining in the Notice and Administration Account, including both interest paid and accrued (less expenses and costs which have not yet been paid but which are properly chargeable to the Notice and Administration Account), shall be refunded by the Escrow Agent to Escala, Amper and their respective insurers in accordance with the amounts contributed by each such Person pursuant to Section II(A) of this Stipulation.  The Escrow Agent shall make the refund described in the preceding sentence within ten (10) business days of such cancellation or termination.

E. Upon the occurrence of all of the events specified in paragraph A of this Section, the obligation of the Escrow Agent to return funds from the Gross Settlement Fund to the Escala and Amper and/or their respective insurers pursuant to paragraph D of this Section, shall be absolutely and forever extinguished.

F.  If either (a) the Effective Date does not occur, (b) this Stipulation is canceled or terminated pursuant to its terms, or (c) the Stipulation does not become final for any reason, all of the parties to this Stipulation shall be deemed to have reverted to their respective status prior to the execution of this Stipulation, and they shall proceed in all respects as if this Stipulation had not been executed and the related orders had not been entered, preserving in that event all of their respective claims and defenses in the Action.  Notwithstanding the foregoing language, the following provisions of this Stipulation shall survive any termination or cancellation of the Settlement:  Section X(D) (“Conditions of Settlement, Effect of Disapproval Cancellation or Termination”); Section XI (“No Admissions”).

G. Escala and Amper shall have the option to terminate the settlement in its entirety in the event that purchasers who collectively purchased more than a certain amount of Escala common stock choose to exclude themselves from the Settlement Class, as set forth in a separate agreement (the “Supplemental Agreement”) executed among the Parties which, if ordered by the Court, shall be filed under seal.

XI. NO ADMISSIONS

A. The parties hereto intend the Settlement as described herein to be a final and complete resolution of all disputes between them with respect to the Action and to compromise claims that are contested and entry in this Settlement shall not be deemed an admission by any Defendant or Additional Named Party as to the merits of any claim or defense or any allegation made in the Action.

B. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, of any allegation made in the Action, or of any wrongdoing or liability of any of the Released Parties; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any liability, fault or omission of any of the Released Parties in any civil, criminal or administrative proceeding in any court, administrative agency or other  tribunal.  Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the settlement shall be admissible in any proceeding for any purpose, except to enforce the terms of the settlement, and except that any of the Released Parties may file the Stipulation and/or the Judgment in any action that may be brought against any of them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

XII. MISCELLANEOUS PROVISIONS

A. The parties hereto: (a) acknowledge that it is their intent to consummate the Settlement contemplated by this Stipulation; (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Stipulation; and (c) agree to exercise their best efforts and to act in good faith to accomplish the foregoing terms and conditions of the Stipulation.

B. All counsel who execute this Stipulation represent and warrant that they have authority to do so on behalf of their respective clients.

C. The duly authorized foreign representatives of Afinsa and Auctentia, by virtue of the signature of their counsel below, represent that they have the authority to grant the releases set forth herein.

D. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

E. This Stipulation may be amended or modified only by a written instrument signed by counsel for all parties to this Stipulation or their successors in interest.

F. This Stipulation, exhibits attached hereto, and the Supplemental Agreement constitute the entire agreement between Plaintiffs on the one hand, and the Defendants and Amper on the other hand, and supercede any and all prior agreements, written or oral, between such parties.   No representations, warranties or inducements have been made concerning this Stipulation or its exhibits other than the representations, warranties and covenants contained and memorialized in such documents, and in a separate interest agreement between Escala and the Plaintiffs, an indemnity agreement entered into between Escala and Amper and an agreement between Escala and Amper with respect to interest accrued.

G. This Stipulation may be executed in one or more original, photocopied or facsimile counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

H. This Stipulation shall be binding upon, and inure to the benefit of the successors, assigns, executors, administrators, affiliates (including parent companies), heirs and legal representatives of the parties hereto.  No assignment shall relieve any party hereto of obligations hereunder.

I. All terms of this Stipulation and all exhibits hereto shall be governed and interpreted according to the laws of the State of New York without regard to its rules of conflicts of law and in accordance with the laws of the United States.

J. The Defendants, Lead Plaintiff, and each member of the Settlement Class hereby irrevocably submit to the jurisdiction of the Court with respect to enforcement of the terms of this Stipulation and for any suit, action, proceeding or dispute arising out of or relating to this Stipulation or the applicability of this Stipulation.

K. The parties to this Stipulation intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Settlement Class Members against the Released Parties with respect to the Released Claims.  Accordingly, Lead Plaintiff, Defendants and the Additional Named Parties agree not to assert in any forum that the litigation was brought by Lead Plaintiff or its counsel, or defended by the Defendants, or their counsel, in bad faith or without a reasonable basis.  The parties hereto shall assert no claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of the Action.  The Parties agree that the amount paid and the other terms of the Settlement were negotiated at arm's-length in good faith by the Parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

L. This Stipulation, offer of this Stipulation and compliance with this Stipulation shall not constitute or be construed as an admission by any of the Released Parties of any wrongdoing or liability.  This Stipulation is to be construed solely as a reflection of the desire of the parties hereto to facilitate a resolution of the claims in the Action and of the Released Claims.  The parties hereto agree that no party was or is a “prevailing party” in this case.  In no event shall this Stipulation, any of its provisions, or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in the Action, any other action, or any judicial, administrative, regulatory or other proceeding, except a proceeding to enforce this Stipulation.

M. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that this Stipulation is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to its preparation.

N. Escala shall use its best efforts to provide Lead Plaintiff with transfer records, or help Lead Plaintiff procure transfer records or other appropriate information that will assist in the identification of Settlement Class Members for the purpose of providing Settlement Class Members with notice of the proposed Settlement.

O. Except as otherwise provided herein, each party shall bear its own fees and costs.

P. The headings herein are used for the purpose of convenience and are not intended to have legal effect.

Q. Notices required or permitted by this Stipulation shall be submitted either by overnight mail or in person as follows:

Notice to Plaintiffs:	Notice to the Defendants:

Robert N. Kaplan, Esq. Donald R. Hall, Esq. Jeffrey P. Campisi, Esq. Kaplan Fox & Kilsheimer LLP 850 Third Avenue New York, NY 10022	Arthur H. Aufses III, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, NY 10036 Tel: (212) 715-9100

Scott W. Reynolds, Esq.
Lovells LLP
590 Madison Avenue
New York, New York 10022
Tel: (212) 909-0600

William A. Rome, Esq.
Hoffman & Pollok LLP
260 Madison Avenue, 22nd Floor
New York, New York 10016
Tel:  (212) 679-2900

Stephen D. Poss, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Tel: (617) 570-1000

Notice to Additional Named Parties Scott S.
Rosenblum, Mark Segall, James Davin and
Anthony Bongiovanni:

Scott W. Reynolds, Esq.
Lovells LLP
590 Madison Avenue
New York, New York 10022
Tel: (212) 909-0600

Notice to Additional Named Parties Afinsa
and Auctentia:
Thomas L. Kent, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York  1002
Tel:  (212) 318-6060

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound ___, 2008.

KAPLAN FOX & KILSHEIMER LLP

By: ___________________________

Robert N. Kaplan
Donald R. Hall
Jeffrey P. Campisi
850 Third Avenue, 14th Floor
New York, NY 10022
Tel:           (212) 687-1980
Fax:           (212) 687-7714

Lead Counsel for Lead Plaintiff the Virginia Retirement System

KRAMER LEVIN NAFTALIS & FRANKEL LLP By: ___________________________ Arthur H. Aufses III 1177 Avenue of the Americas New York, NY 10036 Tel: (212) 715-9100 Attorneys for Defendant Escala Group, Inc.

LOVELLS LLP

By: ___________________________

Scott W. Reynolds
590 Madison Avenue
New York, New York 10022
Tel: (212) 909-0600

Attorneys for Defendants Larry Crawford, Esteban Perez, Jose Miguel Herrero, Greg Roberts and Additional Named Parties Scott S. Rosenblum, Mark Segall, James Davin and Anthony Bongiovanni

GOODWIN PROCTER LLP By: ___________________________ Stephen D. Poss Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000 Attorneys for Defendant Amper, Politziner & Mattia, P.C.
BRESSLER, AMERY & ROSS, PC By: ___________________________ Lawrence Fenster 17 State Street New York, New York 10004 Tel: 212-425-9300 Attorneys for Defendant Juan Antonio Cano
HOFFMAN AND POLLOK LLP By: ___________________________ William A. Rome 260 Madison Avenue, 22nd Floor New York, NY 10016 Tel: (212) 679-2900 Attorneys for Defendant Greg Manning

PAUL, HASTINGS, JANOFSKY & WALKER LLP

By:  __________________________

Thomas L. Kent
75 East 55th Street
New York, NY 10022
Tel:  (212) 318-6060

Attorneys for Javier Diaz Galvez, Benito Aguera Mann and Ana Fernandez Daza, as the duly authorized foreign representatives of Afinsa Bienes Tangibles, S.A.

PAUL, HASTINGS, JANOFSKY & WALKER LLP

By:  __________________________

Thomas L. Kent
75 East 55th Street
New York, NY 10022
Tel:  (212) 318-6060

Attorneys for Javier Diaz Galvez and Benito Aguera Mann, as the duly authorized foreign representatives of Auctentia, S.A.

Exhibit B

Jack G. Fruchter (JF-8435)
Lawrence D. Levit (LL-9507)
ABRAHAM FRUCHTER & TWERSKY LLP
One Penn Plaza, Suite 2805
New York, New York  10119
Telephone:  (212) 279-5050
Facsimile:   (212) 279-3655
Lead Counsel for Plaintiffs

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

: Lead Civil Action No. 1:06-cv-03902-AKH
IN RE ESCALA GROUP, INC. DERIVATIVE LITIGATION	: : ECF CASE : (Derivative Action) : : :
: :
This Document Relates To:	: :
ALL ACTIONS	: :
:

STIPULATION OF SETTLEMENT
This Stipulation of Settlement ("Stipulation") is entered into as of ___ __, 2008, subject to the approval of the Court, by and between the following, by their undersigned counsel: (i) Jane Bain and Spring Partners (collectively, "Plaintiffs"); (ii) nominal Defendant Escala Group, Inc. (“Escala” or the “Company”); (iii) defendants Greg Manning, Gregory N. Roberts, Mark B. Segall, José Miguel Herrero, Esteban Pérez, Scott S. Rosenblum, James M. Davin, Antonio Martins da Cruz ("da Cruz") and Larry Crawford (together, the "Individual Defendants"); and (iv) Amper, Politziner & Mattia P.C. (“Amper”), for the purpose of fully, finally and forever resolving, discharging and settling the Released Claims, upon and subject to the following terms and conditions.

WHEREAS:

R. On May 22, 2006 and May 24, 2006, Plaintiffs commenced two separate actions, styled Bain v. Herrero, et al., No. 06-cv-3902 (DC), and Spring Partners v. Manning, et al., No. 06-cv-3980, respectively, in the United States District Court for the Southern District of New York (the “Court”), purporting to assert claims derivatively on behalf of Escala, a Delaware corporation.

S. The actions were consolidated before the Honorable Alvin K. Hellerstein, by Order dated September 5, 2006, under the caption In re Escala Group, Inc. Derivative Litigation, Master File No. 06-cv-3902 (AKH).  The Court appointed the firm of Abraham Fruchter & Twersky LLP as Lead Counsel and ordered Plaintiffs to file a Consolidated Amended Complaint by September 29, 2006.

T. Plaintiffs filed their Consolidated Amended Complaint (the "CAC") on September 29, 2006, and later filed a substituted corrected version of that pleading.  The Individual Defendants (except for da Cruz) jointly filed a motion to dismiss the CAC on December 18, 2006.  The CAC named Escala as a "nominal defendant."

U. After Plaintiffs filed the CAC, and before their response to the motion to dismiss the CAC was due, the Company announced that it anticipated restating its financial statements for fiscal years 2003, 2004 and 2005, as well as for the first three quarters of fiscal year 2006.  According to the Company, the anticipated restatements related primarily to transactions involving the Company and its indirect majority shareholder Afinsa Bienes Tangibles, S.A. (“Afinsa”), a Spanish company that, according to authorities in Spain, allegedly operated as a pyramid-type scheme.

V. On January 18, 2007, the Court entered an Order, upon stipulation, providing that the motion to dismiss the CAC was withdrawn without prejudice, and directing Plaintiffs to file another amended complaint.

W. On or about February 8, 2007, Plaintiffs filed their Second Amended Complaint (the “SAC”), purporting to assert claims derivatively on Escala’s behalf against certain past and present members of Escala’s board of directors and/or senior executive officers, including the Individual Defendants, as well as Carlos de Figueiredo (“de Figueiredo”) and Rafael del Valle-Iturriaga Miranda (“Miranda”).

X. In the SAC, Plaintiffs generally alleged that the Individual Defendants and Messrs. de Figueiredo and Miranda had breached their fiduciary duties by allowing Escala to become intertwined with and dependent on Afinsa, which, Plaintiffs alleged, significantly artificially inflated Escala’s revenues and exposed Escala to substantial liability and damages.  The SAC also alleged causes of action against all of the Individual Defendants and Messrs. de Figueiredo and Miranda for allegedly failing to manage the affairs of Escala in a lawful manner and for the best interests of its stockholders, for contribution and indemnification, for waste of corporate assets, and a cause of action for unjust enrichment against defendants Manning, Herrero, Crawford and Pérez arising out of Afinsa’s alleged violations of law.  The SAC further alleged that certain of the defendants caused Escala to make materially false and misleading statements and omissions in various filings Escala made with the Securities and Exchange Commission (the “SEC”), including an August 13, 2003 Form 14A distributed to its shareholders (the “2003 Proxy Statement”), and sought disgorgement of compensation and trading profits from Messrs. Manning, Herrero and Crawford pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX 304”).

Y. On or about March 12, 2007, the Individual Defendants (except for da Cruz) filed their motion to dismiss the SAC based upon, among other things, Plaintiffs’ purported lack of standing, lack of subject matter jurisdiction, failure to state a claim and failure to plead causation under applicable law.  Plaintiffs filed their opposition on April 12, 2007, and the Individual Defendants (except for da Cruz) submitted a Reply on May 14, 2007.     Oral argument on the motion to dismiss the SAC was held on May 17, 2007.

Z. On May 17, 2007, the Court ruled from the bench on the motion to dismiss, denying that part of the motion that sought dismissal of Plaintiffs’ SOX 304 claim but stating the Court’s intention to certify that portion of its ruling for interlocutory appeal, finding Plaintiffs’ remaining claims insufficient, and granting Plaintiffs leave to replead.  By Order filed the next day, the Court memorialized its May 17, 2007 ruling from the bench.  By subsequent Order (the “Summary Order”) signed on May 18, 2007, the Court established a schedule for the filing of Plaintiffs’ third amended complaint.

AA. On June 29, 2007, Plaintiffs filed a third amended complaint (the “TAC”), which, among other things, for the first time named Amper as a defendant.  Plaintiffs concurrently filed a Motion to Add a Party, seeking to add Amper as a party to the TAC.  The motion was granted by Order dated July 2, 2007.  Also on June 29, 2007, each of the Plaintiffs filed an Affidavit with the Court asserting that, if the Court dismissed their federal claims, they would proceed on substantively similar state law claims in the appropriate state court.

BB. By Order dated August 16, 2007, the Court extended the Individual Defendants' (except for da Cruz's) time within which to answer the TAC until 20 days after either the Individual Defendants' petition for permission to appeal was denied or the appeal was decided.  The Court ordered an identical extension for Mr. da Cruz by Order dated October 23, 2007.

CC. Messrs. de Figueiredo and Miranda have never appeared in this litigation.

DD. By Order dated September 4, 2007, the Court certified an interlocutory appeal pursuant to 28 U.S.C. § 1292(b) of its prior order denying the Individual Defendants’ motion to dismiss Plaintiffs' SOX 304 claim.  On December 20, 2007, the United States Court of Appeals for the Second Circuit granted Messrs. Herrero and Crawford’s petition for leave to appeal the Court's denial of their motion to dismiss Plaintiffs' SOX 304 claim.

EE. On September 13, 2007, Amper moved to dismiss the TAC on the grounds that Plaintiffs failed to state a claim against it.  Plaintiffs opposed Amper's motion in a filing dated October 15, 2007, to which Amper submitted a Reply dated October 31, 2007.  The Court heard oral argument on Amper’s motion to dismiss on December 12, 2007, and entered an Order that day granting Amper’s motion to dismiss for lack of subject matter jurisdiction.

FF. On or about December 21, 2007, the Court entered a Stipulated Protective Order and a Scheduling Order setting a fact discovery cut-off of December 1, 2008.

GG. Thereafter, Escala began producing documents to Plaintiffs.  More than 77,000 pages of documents were produced, and then reviewed and analyzed by Plaintiffs’ counsel.

HH. During January 2008, Plaintiffs began to draft a complaint against Amper for professional negligence that was to be filed in New York state court (the "Draft State Court Complaint").

II. Plaintiffs, through their counsel, represent that they have, over the past almost two years, conducted a thorough investigation relating to the claims and the underlying events alleged in the TAC, including review and analysis of tens of thousands of pages of documents produced by Escala and obtained through public sources, and the analysis of the legal principles applicable to Plaintiffs’ claims and the potential defenses thereto.

JJ. Beginning in or about February 2008, Plaintiffs, the Individual Defendants and Amper, through their counsel, entered into settlement discussions with a view to achieving the benefits set forth in this Stipulation and the corporate governance reforms incorporated by reference herein (the “Settlement”).  These discussions, when first commenced, included reliance on retired California state court judge Daniel Weinstein, a mediator with JAMS, who, although not formally retained in connection with this Action, was acting as a mediator in connection with the Securities Class Action that arose from many of the same facts that gave rise to this Action.  After multiple negotiating sessions over a period of weeks, the parties hereto reached the agreement referenced herein.

KK. Although Plaintiffs believe their claims have merit, they recognize the expense and length of continued proceedings necessary to prosecute such claims through trial and subsequent appeals.  Plaintiffs’ counsel also have taken into account the costs and risks inherent in proceeding further in this Action.  Moreover, Defendants, without an agreement to resolve the Action, will continue to vigorously challenge the claims.  The basis for federal jurisdiction over the Action was being appealed and the outcome of that appeal could be uncertain.  Although Plaintiffs were preparing a state court complaint against Amper, their likelihood of prevailing in that action, had it been filed, is unknown.  In addition, certain of the claims against the Individual Defendants have not yet been thoroughly tested on a motion to dismiss.  Therefore, Plaintiffs and Plaintiffs’ counsel believe that the Settlement, on the terms and conditions set forth herein, is reasonable, adequate and in the best interests of the Company and its shareholders.

LL. The Defendants and Amper have denied, and continue to deny, each and every allegation of liability and wrongdoing on their part and assert that the claims asserted against them in the Action are without merit and fail to state a cause of action; deny that they breached any duty, violated any law or engaged in wrongdoing of any form; and believe that they have strong factual and legal defenses to the claims alleged.  Defendants and Amper have agreed to this Stipulation and the Settlement provided herein solely in order to fully and finally settle and dispose of all claims that have been or could have been or could in the future be raised in the Action or in the Draft State Court Complaint and to avoid the continuing burden, expense, inconvenience and distraction of protracted litigation.

MM. Defendants acknowledge that the Settlement confers substantial benefits on Escala, that the Settlement is in the best interests of Escala and its shareholders, and that the Settlement is fair, reasonable and adequate to Escala and its shareholders.

NOW, THEREFORE, IT IS STIPULATED AND AGREED, by and among the parties hereto, through their undersigned counsel, as follows:

CERTAIN DEFINITIONS

To the extent not otherwise defined herein, as used in this Stipulation, the following terms have the meanings specified below:

1. “Action” means the consolidated derivative action pending before the Court under the caption In re Escala Group, Inc. Derivative Litigation, Master File No. 06-cv-03902 (AKH), including, without limitation, all cases consolidated under that caption.

2. “Court” means the United States District Court for the Southern District of New York.

3. “Defendants” means Escala, the Individual Defendants, de Figueiredo and Miranda.

4. “Effective Date” means the date that is five business days after the date on which all of the conditions to the Settlement, set forth in Section VI, are satisfied.

5. “Escala Shareholder” means any Person with a beneficial interest in Escala common stock.

6. “Execution Date” means the date that this Stipulation has been signed by all the signatories hereto through their counsel.

7. “Final” means, with respect to any judgment or order, including but not limited to the Final Judgment, that such judgment or order represents a final and binding determination of all issues within its scope and is not subject to further review on appeal or otherwise.  Without limitation, a judgment or order becomes “Final” when:  (a) the time within which to seek review, alteration, amendment or appeal of such judgment or order, including (if applicable) any three (3) day period for service by mail under Federal Rule of Civil Procedure 6(a) and (e) or any such service period applicable to an action in state court, has expired without any review, alteration, amendment or appeal having been sought or taken; or (b) if an appeal, petition for writ of certiorari, motion or other application for review, alteration or amendment is filed, sought or taken, the date as of which such appeal, petition, motion or other application shall have been finally determined in such a manner as to affirm the Court’s original order in its entirety and the time, if any, for seeking further review has expired.

8. “Final Settlement Approval Hearing” means the final hearing to be held by the Court to determine whether the proposed Settlement should be approved; whether all Released Claims should be dismissed with prejudice; and whether an order approving the Settlement should be entered thereon.

9. “Individual Defendants” means Manning, Roberts, Segall, Herrero, Pérez, Rosenblum, da Cruz, Davin and Crawford.

10. “Judgment” or “Final Judgment” means the judgment to be entered by the Court, substantially in the form of Exhibit C hereto.

11. “Lead Counsel” means the law firm of Abraham Fruchter & Twersky LLP.

12. “Parties” means Plaintiffs and Defendants.  The "parties hereto" or the "parties to this Stipulation" refers to all those Persons whose counsel have signed this Stipulation on their behalves.

13. “Person” means any individual, corporation, partnership, association, affiliate, joint stock company, trust, estate, unincorporated association, government and any political subdivision thereof, and any other type of legal or political entity.

14. “Released Claims” means any and all actions, suits, claims, debts, demands, rights, or causes of action or liabilities of every nature and description whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, whether foreign or domestic, including, without limitation, Unknown Claims and claims under Delaware statutory and/or common law, federal and/or state securities laws and claims under any law governing fiduciaries or the duties of fiduciaries, or for any remedy whether at equity or law, that were or could have been or could in the future be asserted against the Released Parties in the Action or the Draft State Court Complaint by Plaintiffs, by Escala, or by any Escala Shareholder (claiming in the right of, or on behalf of, the Company), or that arise out of or are related, directly or indirectly, in any way to any of the facts, allegations, transactions, events, occurrences, acts, disclosures, representations, statements, omissions, failures to act, or matters set forth, alleged, referred to, or that could have been asserted in the Action, in the Draft State Court Complaint, and/or in any other state or federal derivative actions against any of the Released Parties relating, in whole or in part, to the allegations in this Action, whether known or unknown, suspected or unsuspected, matured or not matured, contingent or non-contingent, accrued or unaccrued, whether or not concealed or hidden by the Released Parties. Notwithstanding the foregoing, the Released Claims do not include any claims, counterclaims or defenses asserted by or that could be asserted directly by Escala against Manning, or by Manning against Escala, in the arbitration proceeding styled Manning v. Escala Group, Inc., Case No. 50 166 T 00336 07, now pending before the American Arbitration Association.  All such claims, counterclaims and defenses are expressly preserved by Escala and Manning.

15. “Released Parties” means Defendants and Amper and each of their immediate family members, heirs, executors, administrators, successors, and assigns; Defendants’ and Amper’s present, former and future employees, insurers, officers, directors, partners, attorneys, legal representatives and agents; any person or entity in which any Defendant or Amper has or had a controlling interest; and the present, former and future parents, subsidiaries, divisions, affiliates, predecessors, successors, employees, officers, directors, partners, attorneys, assigns, and agents of all of the foregoing.

16. “Securities Class Action” means the consolidated securities class action pending in this Court under the caption In re Escala Group, Inc. Securities Litigation, Master File No. 06 Civ. 3518 (AKH), including, without limitation, all cases consolidated under that caption.

17. “Unknown Claims” means any and all claims, demands, rights, liabilities, and causes of action of every nature and description, which Plaintiffs, Escala, and any or every Escala Shareholder (claiming in the right of, or on behalf of, the Company) does not know or suspect to exist in his, her or its favor at or after the Execution Date and including, without limitation, those which, if known by him, her or it, might have affected his, her or its decision(s) with respect to the Settlement.  With respect to any and all Released Claims, Plaintiffs and Escala stipulate and agree that, upon the Effective Date, they shall expressly waive, and every Escala Shareholder shall be deemed to have waived, and by operation of the Final Judgment shall have waived, any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
DEBTOR.

Plaintiffs, Escala and/or any Escala Shareholder may hereafter discover facts in addition to or different from those that any of them now know or believe to be true with respect to the subject matter of the Released Claims, but Plaintiffs and Escala shall expressly have, and every Escala Shareholder shall be deemed to have and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, that now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, reckless, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.  Plaintiffs and Escala acknowledge, and every Escala Shareholder by operation of the Judgment shall be deemed to have acknowledged, that the waivers contained in this paragraph, and the inclusion of “Unknown Claims” in the definition of Released Claims were separately bargained for and are key elements of the Settlement.

XIII.	THE SETTLEMENT CONSIDERATION

1. No later than five (5) business days after entry by the Court of the Preliminary Approval Order (as defined below) with respect to the Settlement, the Individual Defendants shall cause their insurance carrier(s) to pay $3.5 million to Escala, and Amper shall cause its insurance carrier(s) to pay $2.0 million to Escala.  These sums would not be paid but for the filing, prosecution and settlement of the Action.

2. Not later than thirty (30) days after the Settlement becomes Final, Escala’s board of directors will adopt by resolution, or other means as appropriate, or will have already adopted or implemented, the corporate governance reforms set forth in Exhibit A hereto, and incorporated by reference herein.

XIV.	PRELIMINARY APPROVAL ORDER; NOTICE ORDER; AND SETTLEMENT HEARING

A. The Parties shall submit this Stipulation together with its Exhibits to the Court, and the Parties shall apply for entry of an order (the “Preliminary Approval Order”) substantially in the form and content of Exhibit B attached hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, and final approval of forms of notice to be mailed to all Escala Shareholders who can be identified with reasonable effort (the “Mailed Notice”) and to be published (the “Summary Notice”), substantially in the forms and contents of Exhibits B-1 and B-2 hereto, respectively.  The Mailed Notice shall include the general terms of the Settlement set forth in the Stipulation.

B. The Parties shall request that, after the Mailed Notice and Summary Notice have been mailed and published, respectively, in accordance with this Stipulation, above, the Court hold the Final Settlement Approval Hearing and finally approve the Settlement of the Action.

C. Escala will be responsible for, and will cause to be paid, the costs of printing, publishing and mailing the Mailed Notice and the Summary Notice.  Under no circumstances shall Plaintiffs or Amper be responsible for the costs of printing, mailing or publishing notice or any related expense.

XV.	FINAL JUDGMENT APPROVING THE SETTLEMENT

A. At the Final Settlement Approval Hearing, the Parties shall jointly request entry of the Final Judgment, substantially in the form attached hereto as Exhibit C.

XVI.	ATTORNEYS’ FEES AND EXPENSES

A. Escala or the insurance carriers will pay Lead Counsel, or cause them to be paid, as follows:  No later than five (5) business days after the entry of the Final Judgment, (i) $925,000 in cash in exchange for the substantial benefits received as a result of the filing, prosecution and settlement of this Action; and (ii) reimbursement of expenses in an amount not to exceed $70,000.  These fees and expenses will be promptly deposited upon receipt by Lead Counsel into an interest-bearing escrow account.  Such fees and expenses, plus interest earned on the escrow account, shall be paid to Lead Counsel from the escrow account within five (5) business days after the Effective Date.  Neither the Individual Defendants nor Amper shall be responsible for the payment of any attorneys' fees or expenses.  Escala agrees that the attorneys' fees and expenses are fair and reasonable.

XVII.	CONDITIONS OF SETTLEMENT; EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION

A. This Stipulation shall be subject to the following conditions and, except as provided herein, shall be canceled and terminated unless:

1. The Court enters the Preliminary Approval Order, as provided in Section III;

2. The Court has approved the Settlement as described herein, following distribution of the Mailed Notice and Summary Notice and a Final Settlement Approval Hearing, as prescribed by Rule 23.1 of the Federal Rules of Civil Procedure, and has entered the Judgment, as provided in Section IV;

3. The Court shall have entered the Judgment, in all material respects in the form set forth in Exhibit C attached hereto, or an order and final judgment in a form that is not in all material respects identical to Exhibit C attached hereto (an “Alternative Judgment”) if all the parties hereto agree to such Alternative Judgment;

4. No order of the Court, or modification or reversal on appeal of any order of the Court, concerning the amount of attorneys’ fees or expenses constitutes grounds for cancellation or termination of this Stipulation or the Settlement;

5. The Judgment, or any Alternative Judgment, becomes Final; and

6. Settlement in the Securities Class Action has become Final.  The parties hereto expressly recognize that Settlement pursuant to this Stipulation is expressly conditioned upon settlement in the Securities Class Action becoming Final.

B. Upon the Effective Date, Plaintiffs, Escala and all current and former Escala Shareholders, on behalf of themselves, and their respective current, future and former heirs, executors, administrators, personal representatives, attorneys, agents, partners, successors and assigns, and any other Person claiming (now or in the future) to have acted through or on behalf of them, shall hereby be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever, released, relinquished, settled and discharged the Released Parties from the Released Claims and shall be permanently barred and enjoined from instituting, commencing, or prosecuting or asserting any Released Claim against any of the Released Parties.

C. Upon the Effective Date, each of the Defendants and the Released Parties shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished and discharged Plaintiffs and Plaintiffs' counsel from all claims that arise out of or in connection with, or relate to their institution, prosecution, assertion, settlement or resolution of the Action or the Released Claims.

D. If all of the conditions specified in paragraph A of this Section are not met, then the Stipulation shall be canceled and terminated, unless Plaintiffs, Defendants and Amper each authorize their counsel to agree in writing to proceed with the Settlement.

E. If either (a) the Effective Date does not occur, (b) this Stipulation is canceled or terminated pursuant to its terms, or (c) the Settlement does not become Final for any reason, then any and all sums paid by the Individual Defendants' insurer(s) and Amper's insurer(s) to Escala pursuant to Section II hereof, and any amounts paid by Escala or the insurance carriers to Lead Counsel pursuant to Section V hereof, and all interest earned on such sums, shall be refunded by Escala to the Individual Defendants' insurer(s) and Amper’s insurer(s) in the same proportion to the amounts contributed by each such Person pursuant to Section II hereof, and by Lead Counsel to Escala or the insurance carriers, respectively. All refunds described in the preceding sentence shall be made within ten (10) business days of such cancellation or termination.

F. If either (a) the Effective Date does not occur, (b) this Stipulation is canceled or terminated pursuant to its terms, or (c) the Settlement does not become Final for any reason, all of the parties to this Stipulation shall be deemed to have reverted to their respective status as of March 7, 2008, and they shall proceed in all respects as if this Stipulation had not been executed and the related orders had not been entered, preserving in that event all of their respective claims and defenses in the Action.  Notwithstanding the foregoing language, the following provisions of this Stipulation shall survive any termination or cancellation of the Settlement:  Section VI(D) (“Conditions of Settlement, Effect of Disapproval Cancellation or Termination”); Section VII (“No Admissions”).

XVIII.	NO ADMISSIONS

A. The parties hereto intend the Settlement as described herein to be a final and complete resolution of all disputes between them with respect to the Action and the Draft State Court Complaint and to compromise claims that are contested.  Entry into this Settlement shall not be deemed an admission by any party hereto as to the merits of any claim or defense or any allegation made in the Action.

B. This Stipulation, offer of this Stipulation and compliance with this Stipulation shall not constitute or be construed as an admission by any Released Party of any wrongdoing or liability.  This Stipulation is to be construed solely as a reflection of the desire of the parties hereto to facilitate a resolution of the claims in the Action and of the Released Claims.  The parties hereto agree that no party was or is a “prevailing party” in this case.  In no event shall this Stipulation, any of its provisions, or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in the Action, any other action, or any judicial, administrative, regulatory or other proceeding, except a proceeding to enforce this Stipulation, and except that the Defendants or Amper or any of the Released Parties may file the Stipulation and/or the Judgment in any action that may be brought against any of them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

XIX.	MISCELLANEOUS PROVISIONS

A. The parties hereto: (a) acknowledge that it is their intent to consummate the Settlement contemplated by this Stipulation; (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Stipulation; and (c) agree to exercise their best efforts and to act in good faith to accomplish the foregoing terms and conditions of the Stipulation.

B. All counsel who execute this Stipulation represent and warrant that they have authority to do so on behalf of their respective clients.

C. All of the exhibits attached hereto are hereby incorporated by reference as though fully set forth herein.

D. This Stipulation may be amended or modified only by a written instrument signed by counsel for all parties to this Stipulation or their successors in interest.

E. This Stipulation and the exhibits attached hereto constitute the entire agreement between Plaintiffs on the one hand, and the Defendants and Amper on the other hand, and supercede any and all prior agreements, written or oral, between such parties.  No representations, warranties or inducements have been made concerning this Stipulation or its exhibits other than the representations, warranties and covenants contained and memorialized in such documents.

F. This Stipulation may be executed in one or more original, photocopied or facsimile counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument.  Counsel for the parties to this Stipulation shall exchange among themselves original signed counterparts and a complete set of original executed counterparts shall be filed with the Court.

G. This Stipulation shall be binding upon, and inure to the benefit of the successors, assigns, executors, administrators, affiliates (including parent companies), heirs and legal representatives of the parties hereto.  No assignment shall relieve any party hereto of obligations hereunder.

H. All terms of this Stipulation and all exhibits hereto shall be governed and interpreted according to the laws of the State of New York without regard to its rules of conflicts of law and in accordance with the laws of the United States.

I. Plaintiffs, Defendants and Amper hereby irrevocably submit to the jurisdiction of the Court with respect to enforcement of the terms of this Stipulation and for any suit, action, proceeding or dispute arising out of or relating to this Stipulation or the applicability of this Stipulation.  Amper explicitly states that it does not consent to the jurisdiction of this Court for any other purpose related to the Action.

J. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of them, it being recognized that this Stipulation is the result of arm’s-length negotiations between the parties hereto and that all of them have contributed substantially and materially to its preparation.

K. Except as otherwise provided herein, each party shall bear its own fees and costs.

L. The headings herein are used for the purpose of convenience and are not intended to have legal effect.

M. The parties to this Stipulation and related agreements intend the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Plaintiffs against the Released Parties with respect to the Released Claims.  Accordingly, Plaintiffs, Defendants and Amper agree not to assert in any forum that the Action was brought by Plaintiffs or defended by Defendants or Amper in bad faith or without a reasonable basis.  The parties to this Stipulation agree that the Settlement was negotiated at arms-length in good faith by the parties, and reflects a settlement that was reached voluntarily after consultation with experienced legal counsel.

ABRAHAM FRUCHTER & TWERSKY LLP

By: ___________________________

Jack G. Fruchter (JF-8435)
Lawrence D. Levit (LL-9507)
One Penn Plaza, Suite 2805
New York, NY 10119
Tel:           (212) 279-5050

Lead Counsel for Plaintiffs

ROBBINS UMEDA & FINK, LLP By: ___________________________ Marc M. Umeda 610 West Ash Street, Suite 1800 San Diego, CA 92101 Tel: (619) 525-3990 Counsel for Plaintiffs

KRAMER LEVIN NAFTALIS & FRANKEL LLP

By: ___________________________
Arthur H. Aufses III
1177 Avenue of the Americas
New York, NY 10036
Tel: (212) 715-9100

Attorneys for Nominal Defendant Escala Group, Inc.

LOVELLS LLP

By: ___________________________

Scott W. Reynolds (SR-8457)
590 Madison Avenue
New York, New York 10022
Tel: (212) 909-0600

Attorneys for Defendants Larry Crawford, Antonio Martins da Cruz, Esteban Perez, Jose Miguel Herrero, Greg Roberts, Scott S. Rosenblum, Mark Segall, James Davin and Rafael del Valle Iturriaga Miranda

GOODWIN PROCTER LLP By: ___________________________ Stephen D. Poss Exchange Place Boston, Massachusetts 02109 Tel: (617) 570-1000 Attorneys for Amper, Politziner & Mattia, P.C.

HOFFMAN AND POLLOK LLP By: ___________________________ William A. Rome 260 Madison Avenue, 22nd Floor New York, NY 10016 Tel: (212) 679-2900 Attorneys for Defendant Greg Manning